Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “CARECLOUD, INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF SEPTEMBER, A.D. 2024, AT 5:44 O`CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 05:44 PM 09/11/2024 FILED 05:44 PM 09/1112024 SR 20243662952 - File Number 3439876

CARECLOUD, INC.

NINTH AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF
DESIGNATIONS, PREFERENCES AND RIGHTS OF

11% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

Pursuant to Section 151of the Delaware General Corporation Law

CareCloud, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law and by the holders of the Corporation ‘s 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) pursuant to Section 8(e) of the Existing Certificate.

WHEREAS, the Amended and Restated Certificate of Incorporation , as amended (the “Amended and Restated Certificate of lncorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 7,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences and other rights of any wholly unissued series of Preferred Stock and the number of shares constituting any such series;

WHEREAS, pursuant to this authority, the Board of Directors previously fixed the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock, consisting of 4,526,231 shares, as evidenced by the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on July 6, 2016, as further amended by the First Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on September 21, 2017, as further amended by the Second Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on March 23, 2018, as further amended by the Third Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on September 25, 2018, as further amended by the Fourth Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on January 9, 2020, as further amended by the Fifth Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on May 19, 2020, as further amended by the Sixth Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on July 9, 2020, as further amended by the Seventh Amendment to the Amended and Restated Certificate of Designations ,Preferences, and Rights filed with the Secretary of State of the State of Delaware on January 27, 2022, as further amended by the Eighth Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights filed with the Secretary of State of the State of Delaware on June 15, 2022 (as amended, the “Existing Certificate”);

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WHEREAS, on May 30, 2024, the Board of Directors approved and adopted the following resolution for purposes of amending certain provisions of the Series A Preferred Stock; and

WHEREAS, on September 11, 2024, pursuant to Section 8(e) of the Existing Certificate, the holders of more than two-thirds of the shares of Series A Preferred Stock then outstanding, voting separately as a class, approved the following resolution to amend the Existing Certificate.

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors and holders of the Series A Preferred Stock in accordance with the provisions of the Amended and Restated Certificate of lncorporation and the Existing Certificate, the Board of Directors and holders of the Series A Preferred Stock hereby authorize the following amendments to the Existing Certificate:

A.	The title of the Existing Certificate is hereby amended to read in its entirety as follows:

CARECLOUD, INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF 8.75% SERIES A CUMULATIVE REDEEMABLE

PERPETUAL PREFERRED STOCK, AS AMENDED

B.	Paragraph 1 of the Existing Certificate (Designation and Amount) is hereby amended to read in its entirety as follows:

	1.	Designation and Amount. The shares of such series of Preferred Stock shall be designated as “8.75% Series A Cumulative Redeemable Perpetual Preferred Stock” and the number of shares constituting such series shall be 4,526,231 shares.

C.	Paragraph 4 of the Existing Certificate (Dividends) is hereby amended so that (i) all references to the per annum dividend rate is amended from 11% to 8.75% per annum, and (ii) all references per annum dividend amount per share is amended from $2.75 to $2.1875 per share per annum.

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D.	Paragraph 6 of the Existing Certificate (Redemption) is hereby amended so that:

	(I)	The following two sentences are added to the end of Paragraph 6(c) of the Existing Certificate:

If the Corporation does not elect to redeem shares of Series A Preferred Stock as described in this Section 6(c), holders of Series A Preferred Stock may, upon written notice to the Corporation, exchange some or all of the shares of Series A Preferred Stock held by such holder into a number of shares of Common Stock per share of Series A Preferred Stock equal to the quotient obtained by dividing (1) the sum of the $25.00 per share liquidation preference plus the amount of any accumulated and unpaid dividends by (2) the Common Stock Price for such Change of Control.

The “Common Stock Price” for any Change of Control will be: (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock; and (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, or if consideration cannot be determined or no consideration is received by holders of Common Stock (x) the average of the closing prices for Common Stock on the principal U.S. securities exchange on which Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

(II)	The definition of “Change of Control” is hereby amended by adding the following clause at the end Paragraph 6(d) of the Existing Certificate: “or, alternatively, Series A Preferred Stock is no longer listed on the NYSE, the NYSE MKT or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq.”

(III)	The following clause is inserted in Paragraph 6(k) of the Existing Certificate: “, except as set forth in Section 6(c) with respect to the right of holders of Series A Preferred Stock to exchange their shares of Series A Preferred Stock” so that Paragraph 6(k) reads in its entirety as follows:

(k) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and, except as set forth in Section 6(c) with respect to the right of holders of Series A Preferred Stock to exchange their shares of Series A Preferred Stock, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

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E.	Paragraph 7 of the Existing Certificate is hereby amended to read in its entirety as follows:

7. Mandatory Exchange.

(a) The Corporation shall have the right, at its option, to cause the outstanding shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, to be automatically exchanged for a number of shares of Common Stock (the “Exchange Shares”) per share of Series A Preferred Stock equal to the quotient obtained by dividing (1) the sum of (a) the $25.00 per share liquidation preference, and (b) the amount of any accumulated and unpaid dividends on such share being exchanged by (2) the Exchange Price.

(b) The “Exchange Price” shall be the volume weighted average price of the shares of Common Stock traded on the Nasdaq Global Market, or any other national securities exchange on which the shares of Common Stock are then traded (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation) for the twenty trading days ending on the first trading day immediately preceding the Mandatory Exchange Date.

(c) To exercise the mandatory exchange right described in Section 7(a), the Corporation must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if neither service is available, another broadly disseminated news or press release service selected by the Corporation) announcing such mandatory exchange. The Corporation shall also provide written notice to all the holders of the Series A Preferred Stock no later than the date of the press release of the Corporation’s election to mandatorily exchange the Series A Preferred Stock. The exchange date in connection with a mandatory exchange (the “Mandatory Exchange Date”) shall be the date on which the Corporation issues the press release described in this Section 7(c).

(d) In addition to any information required by applicable law or regulation, the press release shall state, as appropriate: (i) the Mandatory Exchange Date; (ii) the number of Exchange Shares to be issued upon exchange of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be exchanged will cease to accrue on the Mandatory Exchange Date.

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(e) Except as otherwise expressly provided for herein, upon the occurrence of a mandatory exchange described in Section 7(a), the holders of the Series A Preferred Stock shall, upon notice from the Corporation, surrender their shares of Series A Preferred Stock at the offices of the Corporation or its transfer agent for the Common Stock. As soon as practicable thereafter (but in any event within 10 Business Days), the Corporation shall issue and deliver to such holder the number of Exchange Shares into which the shares of Series A Preferred Stock so surrendered were exchangeable on the Mandatory Exchange Date.

(f) On and after the Mandatory Exchange Date, dividends shall cease to accrue on the Series A Preferred Stock called for a mandatory exchange pursuant to this Section 7 and all rights of holders of such Series A Preferred Stock shall terminate except for the right to receive the Exchange Shares with such adjustment for fractional shares set forth in Section 7(g). The full amount of any dividend payment with respect to the Series A Preferred Stock for which the relevant Mandatory Exchange Date occurs during the period beginning on, and including, any Dividend Record Date for a declared dividend and ending on, and including, the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share at the close of business on such Dividend Record Date notwithstanding the mandatory exchange of such Series A Preferred Stock. Except as provided in the immediately preceding sentence with respect to a mandatory exchange pursuant to Section 7, no payment or adjustment shall be made upon exchange of Series A Preferred Stock for accumulated dividends thereon or dividends with respect to the Common Stock issued upon such exchange thereof.

(g) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the exchange of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon exchange of Series A Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the exchange of shares of Series A Preferred Stock. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series A Preferred Stock held by a holder and being exchanged at any one time, not with respect to each share of Series A Preferred Stock held by such holder being exchanged, so that no more than one rounded share of Common Stock shall be issued to a holder in any one exchange.

(h) If less than all of the outstanding Series A Preferred Stock is to be exchanged, the Series A Preferred Stock to be exchanged shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(i) If the Common Stock issuable upon the exchange of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a merger, consolidation, sale of all or substantially all of the Corporation’s assets to any other person or the disposition of more than 50% of the voting power of the Corporation), then and in each such event the Corporation shall have the right thereafter to exchange each share of Series A Preferred Stock into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been exchanged immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(j) Notwithstanding anything in this Section 7 to on the contrary, any mandatory exchange pursuant to this Section 7 shall only be effected to the extent permitted and also in accordance with all applicable laws, rules and regulations, including the Delaware General Corporation Law, federal securities laws, and the applicable listing rules for any U.S. securities exchange for which the Corporation has listed its Series A Preferred Stock and/or Common Stock.

(k) Further notwithstanding anything in this Section 7 to the contrary, the Corporation shall not exercise its mandatory exchange right described in Section 7 herein relative to the Series A Preferred Stock of any individual shareholders who, as of the Mandatory Exchange Date: (i) own at least 100,000 shares of Series A Preferred Stock (“Material Shareholder”); and (ii) provide written notice to the Corporation at it principal corporate address, within seven days of the Mandatory Conversion Date, that they object to the exchange of their Series A Preferred Stock. For clarity, in the event that any Material Shareholders object to the Exchange, all other shares of Series A Preferred Stock owned by other shareholders shall be exchanged as provided for in Section 7; however, all shares of Series A Preferred Stock owned by the objecting Material Shareholders shall remain outstanding and the terms set forth in Sections 7(a) through 7(j) shall not apply to said shares

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IN WITNESS WHEREOF, the Corporation has caused this Ninth Amendment to the Amended and Restated Certificate of Designations, Preferences, and Rights of 11% Series A Cumulative Redeemable Perpetual Preferred Stock to be signed in its name and on its behalf on this 11th day of September, 2024.

CareCloud, Inc.

By:	/s/ A. Hadi Chaudhry
Name:	A. Hadi Chaudhry
Title:	CEO

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